Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS SECOND QUARTER 2017 RESULTS

MINNEAPOLIS, February 3, 2017 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its second fiscal quarter ended December 31, 2016 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and, as adjusted, after-tax results of operations are not comparable to prior periods.

•	Sales of $424.0 million, a decline of $26.4 million. Same-store sales decreased 3.6% with same-store service sales decreasing 2.8% and same-store product sales decreasing 6.7%.

◦	The Company estimates the shift of Christmas from Friday last year to Sunday this year negatively impacted same-store sales by 120 basis points in the quarter.

◦	Same-store sales for Value concepts (excluding MasterCuts) declined 2.5%.

▪	1.2% decrease after adjusting for the Christmas shift.

◦	Same-store sales for mall concepts (Premium and MasterCuts) declined 7.0%.

▪	5.8% decrease after adjusting for the Christmas shift.

•	Franchisees posted positive same-store sales in the quarter.

•	Reported G&A declined $6.7 million and adjusted G&A declined $5.3 million.

•	Operating loss of $0.8 million compared to $2.9 million in the prior year quarter.

•	Net loss of $2.2 million or $0.05 per diluted share.

◦	Includes ($0.02) per diluted share unfavorable impact due to the deferred tax valuation allowance on income tax expense.

•	EBITDA, as adjusted, of $17.4 million compared to $17.2 million in the prior year quarter.

◦	Decrease of ($6.2) million from same-store sales declines.

◦
Increase of $6.4 million mainly from lapping certain costs in the prior year quarter, cost savings, lower self-insurance reserves, timing and reduced salon counts, partly offset by minimum wage and inflation, stylist productivity, royalties and fees, and planned strategic investments.

•	Year-to-date EBITDA, as adjusted, of $41.5 million compared to $40.3 million in the prior year.

•	Diluted EPS, as adjusted, was ($0.03) compared to $0.02 in the prior year quarter.

◦
Excluding the impact of the deferred tax valuation allowance, Diluted EPS, as adjusted, improved $0.03 per share compared to the prior year period. Primary drivers of this improvement were lower depreciation and interest expense, lapping non-cash equity in losses of Empire Education Group, and the EBITDA impacts listed above.

Dan Hanrahan, President and Chief Executive Officer, commented, “The strength of our franchise business was demonstrated in a challenging second quarter retail environment as our franchisees once again posted positive same-store sales results. Our franchisees have now posted positive annual same-store sales growth for 10 consecutive fiscal years. We have made a serious commitment to transform our business operationally and strategically to drive improved shareholder value. We intend to operate our salons successfully, sell certain salons to franchisees and continue to close underperforming salons. As I mentioned last quarter, we are committed to a thoughtful, well planned strategic transformation that increases the scale of our franchise business. To accelerate our goal of improved performance across a broader base of our salons, we announced last quarter we intended to expand our franchise model and that we had formally engaged Huron Business Advisory to assist in the analysis and development of the best means of delivering an accelerated and expanded franchise business model. While still in the early stages, we are pleased by our progress to date working in collaboration with Huron. We expect our initial focus will be on franchising our underperforming company-owned SmartStyle salons located in Walmart. We believe this presents an opportunity for our existing and new franchisees as these locations have built-in Walmart guest traffic which can be coupled with franchise operators who have proven capabilities to react nimbly to local conditions and the market knowledge to implement necessary changes to operations, stylist labor, wages and pricing to improve front-line salon performance. In December, we issued our Franchise Disclosure Document for SmartStyle salons in Walmart. This enables us to actively market and franchise this concept and the initial response from our franchisees and new prospective franchisees for this concept has been positive.”
Mr. Hanrahan continued, “After adjusting for the Christmas calendar shift, same-store sales for our company-owned salons declined 2.4% in the second quarter. Adjusted same-store sales for our non-mall brands were down 1.2% and continued to outperform our mall businesses, which posted adjusted same-store sales declines of 5.8% in the second quarter. For the second quarter, adjusted EBITDA of $17.4 million increased slightly over last year. On a year-to-date basis, adjusted EBITDA increased to $41.5 million versus the $40.3 million we reported for the first six months of fiscal 2016. We believe these results demonstrate our organization’s focus and commitment to control operating costs and non-essential G&A expense. Many of our top leaders and salons continue to perform well. In fact, their results are driven by strong field leaders who execute in a manner similar to our most successful franchise operators and are driving improvement by using the tools, processes and metrics we provide. That said, consolidated results are not yet meeting expectations and further support our evolving strategy to accelerate and expand our franchise model, close or franchise non-performing salons and maximize operating performance.
“Over time, expanding our franchise model should enable improved capital efficiency by focusing and simplifying our business, allowing our best operators to manage fewer salons more effectively, and simultaneously providing the best opportunity for our salons to meet and exceed the expectations of our stylists and our guests. Although we are in the early stages of our work with Huron, we are moving forward with a sense of urgency. At this point, it is not yet possible to provide further details on the pace of conversions or the potential financial impact on our results. In future quarters, as our plans are solidified and we gain greater visibility, we expect to provide additional clarity as to the pace and potential impact of our franchise expansion along with enhanced disclosures on the overall profitability and performance of our franchise businesses.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,		Fiscal Years Ended June 30,
	2016	2015	2016	2015	2016	2015
	(Dollars in millions)
Revenue	$424.0	$450.5	$855.1	$900.6	$1,790.9	$1,837.3

Revenue decline %	(5.9)	(1.2)	(5.1)	(2.2)	(2.5)	(2.9)

Same-Store Sales %	(3.6)	2.2	(2.3)	1.4	0.2	(0.3)
Same-Store Average Ticket % Change	3.0	3.9	3.6	3.0	3.1	1.6
Same-Store Guest Count % Change	(6.6)	(1.7)	(5.9)	(1.6)	(2.9)	(1.9)

Cost of Service and Product %, U.S. GAAP reported and as adjusted (1)	61.8	60.9	60.9	60.2	60.1	59.3
Cost of Service %, U.S. GAAP reported and as adjusted (1)	64.6	63.6	63.6	62.9	62.7	61.8
Cost of Product %, U.S. GAAP reported and as adjusted (1)	51.4	51.3	50.4	50.2	49.9	49.7

Site operating expense as % of total revenues, U.S. GAAP reported	10.1	10.5	10.1	10.6	10.2	10.5
Site operating expense as % of total revenues, as adjusted	10.1	10.5	10.1	10.6	10.2	10.6

General and administrative as % of total revenues, U.S. GAAP reported	9.6	10.5	9.5	10.2	9.9	10.1
General and administrative as % of total revenues, as adjusted	9.4	10.1	9.4	10.0	9.9	10.1

Operating (loss) income as % of total revenues, U.S. GAAP reported	(0.2)	(0.6)	0.8	0.2	1.0	0.2
Operating (loss) income as % of total revenues, as adjusted	—	(0.1)	0.9	0.4	1.0	0.1

EBITDA	16.7	1.2	40.9	23.4	74.5	73.8
EBITDA, as adjusted	17.4	17.2	41.5	40.3	90.3	86.5
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(1)     Excludes depreciation and amortization.

Second Quarter Results:
Prior year adjusted results have been restated to exclude the prior year self-insurance reserve adjustment of $0.2 million.
Same-Store Sales. Same-store sales decreased 3.6% compared to the prior year quarter. The Company estimates the shift of Christmas from Friday last year, to Sunday this year negatively impacted the same-store sales rate by 120 basis points in the quarter. The Company’s same-store sales methodology calculates same-store sales on a daily basis which requires a salon to be open on comparable days in both the current and prior year. As a result, the reported second quarter same-store sales rate excluded results from Friday, December 23 this year and Sunday, December 27 last year. If both days were included in the calculation, same-store sales would have declined 2.4% in the quarter.
Revenues. Revenue in the quarter of $424.0 million declined $26.4 million, or 5.9%, compared to the prior year quarter. Same-store sales decreased 3.6% compared to the prior year quarter. The remaining 230 basis point, or $11.5 million, decline in revenue, compared to the prior year quarter, was primarily due to the closing of unprofitable salons and foreign currency, partly offset by calendar shifts.
Service revenue was $323.2 million, a $17.3 million, or 5.1% decrease, compared to the prior year quarter. Same-store service sales decreased 2.8%, driven by a decline in same-store guest visits of 6.1%, partly offset by an increase in average ticket price of 3.3%. The remaining 230 basis point, or $8.1 million, decline in service revenues compared to the prior year quarter was primarily due to the closing of unprofitable salons and foreign currency, partly offset by calendar shifts.
Product revenue was $89.4 million, a decrease of $8.9 million, or 9.0%, compared to the prior year quarter. Product same-store sales for the quarter decreased 6.7%, driven by a decrease in same-store transactions of 6.9%, partly offset by an increase in average ticket price of 0.2%. The remaining 230 basis point, or $3.2 million, decline in product revenues compared to the prior year quarter was primarily due to the closing of unprofitable salons and foreign currency, partly offset by calendar shifts.
Royalties and fees were $11.4 million, a decrease of $0.3 million, or 2.1% compared to the prior year quarter. Royalties increased 4.3% driven primarily by increased franchise salon counts and same-store sales growth. Franchisees have posted positive annual same-store sales growth for 10 consecutive fiscal years. Offsetting this increase was a lower level of initial franchise fees due to the timing of new salon openings and lapping higher franchise termination fees in the prior year. The Company added 41 new franchised salons in the quarter as compared to 67 in the prior year quarter. In the prior year, franchise growth and the associated fees with new franchise openings was skewed to the first half of the year whereas the Company expects new openings to be weighted more towards the back half of the current year.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, increased 90 basis points to 61.8% when compared to the prior year quarter.
Cost of service as a percent of service revenues for the quarter increased 100 basis points versus the prior year quarter, to 64.6%. The primary drivers were stylist productivity, state minimum wage increases, and lapping a rebate in the prior year quarter, partly offset by lower salon-level incentives.
Cost of product as a percent of product revenues was 51.4%. The increase of 10 basis points when compared to the prior year quarter was mainly the result of a mix shift into lower margin product sales to franchisees.

Site Operating Expenses. Site operating expenses of $42.7 million decreased $4.7 million compared to the prior year quarter. This was primarily driven by lower self-insurance reserves, a net reduction of 270 salons, and cost savings, partly offset by the timing of marketing expenses.
General and Administrative. General and administrative expenses of $40.7 million decreased $6.7 million compared to the prior year quarter. Excluding the impact of discrete items in the current and prior year quarters, general and administrative expenses decreased $5.3 million. The decrease was a result of one-time benefits related to lower sales volumes in the quarter, cost savings, and lapping certain costs in the prior year quarter, partly offset by planned strategic investments in technical training.
Rent. Rent expense of $70.6 million decreased $3.9 million compared to the prior year quarter. This decrease was primarily the result of a net reduction of 270 salons and foreign exchange, partly offset by rent inflation and lease termination costs.
Depreciation and Amortization. Depreciation and amortization was $16.0 million compared to $17.0 million in the prior year quarter, a decrease of $1.0 million. The decrease was primarily due to a net reduction of 270 salons.
Income Taxes. During the three months ended December 31, 2016 and 2015, the Company recognized tax (expense) benefit of ($0.7) and $4.2 million, respectively, at effective tax rates of (47.9%) and 98.6%, respectively.
The recorded tax provision and effective tax rates for the three months ended December 31, 2016 and 2015 were different than what would normally be expected primarily due to the impact of the deferred tax valuation allowance. The majority of the tax provision related to a non-cash tax expense for tax benefits on certain indefinite-lived assets the Company cannot recognize for reporting purposes. Income tax expense for the three and six months ended December 31, 2016 included non-cash tax expense of $1.3 million and $3.3 million respectively related to this matter. This non-cash impact will continue as long as the Company has a valuation allowance in place against most of its deferred tax assets and is expected to approximate $7.8 million of expense for the year ending June 30, 2017.
Equity in Affiliates. Equity in loss of affiliated companies improved $13.9 million due to lapping a $13.9 million loss in the prior year quarter.
EBITDA, as Adjusted. EBITDA, as adjusted, was $17.4 million, a decline of $0.2 million compared to EBITDA, as adjusted, in the prior year quarter.
Discrete Items. Discrete items for the current quarter were $0.7 million of professional fee expense.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Regis Corporation will host a conference call via webcast discussing second quarter results today, February 3, 2017, at 9 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing (888) 417-8462 and entering access code 9251692. A replay of the presentation will be available later in the day. The replay phone number is (888) 203-1112, access code 9251692.

About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of December 31, 2016, the Company owned, franchised or held ownership interests in 9,388 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the continued ability of the Company to evolve and execute our strategy and build on the foundational initiatives that we have implemented; the success of our stylists and our ability to attract, train and retain talented stylists; our ability to sell company-owned salons to franchisees; performance of our franchisees; changes in regulatory and statutory laws; our ability to manage cyber threats and protect the security of sensitive information about our guests, employees, vendors or Company information; changes in tax exposure; the effect of changes to healthcare laws; reliance on management information systems; financial performance of Empire Education Group; reliance on external vendors; consumer shopping trends and changes in manufacturer distribution channels; competition within the personal hair care industry; changes in interest rates and foreign currency exchange rates; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; the continued ability of the Company to implement cost reduction initiatives; compliance with debt covenants; changes in economic conditions; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share data)

	December 31, 2016 (Unaudited)	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$155,642	$147,346
Receivables, net	30,742	24,691
Inventories	131,386	134,212
Other current assets	53,093	51,765
Total current assets	370,863	358,014

Property and equipment, net	165,644	183,321
Goodwill	415,900	417,393
Other intangibles, net	14,309	15,185
Other assets	63,511	62,019

Total assets	$1,030,227	$1,035,932

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,629	$59,884
Accrued expenses	127,344	135,431
Total current liabilities	186,973	195,315

Long-term debt, net	120,103	119,606
Other noncurrent liabilities	204,083	201,610
Total liabilities	511,159	516,531
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 46,283,085 and 46,154,410 common shares at December 31, 2016 and June 30, 2016, respectively	2,314	2,308
Additional paid-in capital	210,968	207,475
Accumulated other comprehensive income	230	5,068
Retained earnings	305,556	304,550

Total shareholders’ equity	519,068	519,401

Total liabilities and shareholders’ equity	$1,030,227	$1,035,932

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Service	$323,212	$340,527	$658,752	$690,688
Product	89,420	98,279	172,898	186,255
Royalties and fees	11,411	11,661	23,435	23,654
	424,043	450,467	855,085	900,597
Operating expenses:
Cost of service	208,851	216,672	418,874	434,440
Cost of product	45,990	50,384	87,209	93,420
Site operating expenses	42,736	47,405	86,642	95,233
General and administrative	40,705	47,400	80,997	91,948
Rent	70,583	74,459	142,520	149,278
Depreciation and amortization	16,025	17,030	31,975	34,885
Total operating expenses	424,890	453,350	848,217	899,204

Operating (loss) income	(847)	(2,883)	6,868	1,393

Other (expense) income:
Interest expense	(2,178)	(2,382)	(4,370)	(4,736)
Interest income and other, net	1,525	997	2,023	1,941

(Loss) income before income taxes and equity in loss of affiliated companies	(1,500)	(4,268)	4,521	(1,402)

Income tax (expense) benefit	(719)	4,207	(3,459)	1,391
Equity in loss of affiliated companies, net of income taxes	—	(13,925)	—	(14,783)

Net (loss) income	$(2,219)	$(13,986)	$1,062	$(14,794)

Net (loss) income per share:
Basic and diluted	$(0.05)	$(0.29)	$0.02	$(0.29)

Weighted average common and common equivalent shares outstanding:
Basic	46,327	48,050	46,277	50,422
Diluted	46,327	48,050	46,751	50,422

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Net (loss) income	$(2,219)	$(13,986)	$1,062	$(14,794)
Foreign currency translation adjustments	(2,322)	(2,335)	(4,838)	(6,607)
Comprehensive loss	$(4,541)	$(16,321)	$(3,776)	$(21,401)

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Six Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$1,062	$(14,794)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27,589	29,844
Equity in loss of affiliated companies	—	14,783
Deferred income taxes	3,297	(1,860)
Gain from sale of salon assets, net	(121)	(625)
Salon asset impairments	4,386	5,041
Stock-based compensation	4,400	4,970
Amortization of debt discount and financing costs	703	782
Other non-cash items affecting earnings	64	235
Changes in operating assets and liabilities, excluding the effects of asset sales	(13,775)	(25,795)
Net cash provided by operating activities	27,605	12,581

Cash flows from investing activities:
Capital expenditures	(18,403)	(15,670)
Proceeds from sale of assets	335	1,190
Change in restricted cash	738	(943)
Net cash used in investing activities	(17,330)	(15,423)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	—	(2)
Repurchase of common stock	—	(77,033)
Purchase of noncontrolling interest	—	(684)
Employee taxes paid for shares withheld	(1,113)	(683)
Net cash used in financing activities	(1,113)	(78,402)

Effect of exchange rate changes on cash and cash equivalents	(866)	(882)

Increase (decrease) in cash and cash equivalents	8,296	(82,126)

Cash and cash equivalents:
Beginning of period	147,346	212,279
End of period	$155,642	$130,153

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SAME-STORE SALES (1):

	For the Three Months Ended
	December 31, 2016			December 31, 2015

	Service	Retail	Total	Service	Retail	Total
SmartStyle	(1.5)	(3.8)	(2.3)	4.8	11.0	6.8
Supercuts	(0.4)	(7.1)	(1.1)	1.8	13.8	2.9
MasterCuts	(5.5)	(8.8)	(6.2)	(3.6)	4.2	(2.1)
Other Value	(3.4)	(6.5)	(3.7)	(0.1)	8.9	0.9
North American Value	(2.2)%	(5.0)%	(2.8)%	1.6%	10.3%	3.3%

North American Premium	(5.8)%	(13.4)%	(7.3)%	(1.8)%	0.5%	(1.4)%

International	(3.7)%	(10.9)%	(5.8)%	(0.7)%	(7.4)%	(2.8)%

Consolidated	(2.8)%	(6.7)%	(3.6)%	0.9%	7.2%	2.2%

	For the Six Months Ended
	December 31, 2016			December 31, 2015

	Service	Retail	Total	Service	Retail	Total
SmartStyle	(0.5)	(2.3)	(1.1)	4.3	7.3	5.2
Supercuts	0.4	(4.2)	—	1.7	10.8	2.6
MasterCuts	(4.4)	(6.3)	(4.7)	(3.8)	1.0	(2.9)
Other Value	(1.8)	(2.9)	(1.9)	(0.5)	7.2	0.3
North American Value	(1.0)%	(2.9)%	(1.4)%	1.3%	7.1%	2.4%

North American Premium	(5.1)%	(10.8)%	(6.2)%	(2.2)%	(1.1)%	(2.0)%

International	(2.9)%	(9.4)%	(4.7)%	(0.3)%	(4.1)%	(1.4)%

Consolidated	(1.8)%	(4.5)%	(2.3)%	0.6%	4.8%	1.4%
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(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	December 31, 2016	June 30, 2016
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,713	2,683
Supercuts	1,036	1,053
MasterCuts	404	430
Other Value	1,543	1,604
Regis salons	651	694
Total North American Salons (1)	6,347	6,464
Total International Salons (2)	311	328
Total Company-owned Salons	6,658	6,792

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	123	125
Supercuts	1,632	1,579
Other Value	785	792
Total North American Salons (1)	2,540	2,496
Total International Salons (2)	9	—
Total Franchise Salons	2,549	2,496

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	181	195

Grand Total, System-wide	9,388	9,483
____________________________________

(1)
The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2)	Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating (loss) income, net (loss) income, net (loss) income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and six months ended December 31, 2016 and 2015:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Professional fees.

•	Expense associated with legal cases.

•	Fees associated with modification of senior term notes.

•	Other than temporary impairment associated with our investment in Empire Education Group (EEG).

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(unaudited)

Reconciliation of U.S. GAAP general and administrative, operating (loss) income and net (loss) income to equivalent non-GAAP measures
		Three Months Ended December 31,		Six Months Ended December 31,
	U.S. GAAP financial line item	2016	2015	2016	2015
U.S. GAAP revenue		$424,043	$450,467	$855,085	$900,597

U.S. GAAP general and administrative		$40,705	$47,400	$80,997	$91,948

Non-GAAP operating adjustments (1):
Professional fees	General and administrative	(673)	(120)	(673)	(120)
Legal fees	General and administrative	—	(1,163)	—	(1,163)
Note modification fees	General and administrative	—	(796)	—	(796)
Total non-GAAP operating adjustments		(673)	(2,079)	(673)	(2,079)
Non GAAP general and administrative		$40,032	$45,321	$80,324	$89,869

U.S. GAAP operating (loss) income		$(847)	$(2,883)	$6,868	$1,393

Non-GAAP operating adjustments		673	2,079	673	2,079
Non-GAAP operating (loss) income (2)		$(174)	$(804)	$7,541	$3,472

U.S. GAAP net (loss) income		$(2,219)	$(13,986)	$1,062	$(14,794)

Non-GAAP net (loss) income adjustments:
Non-GAAP operating adjustments		673	2,079	673	2,079
EEG impairment	Equity in loss of affiliated companies, net of taxes	—	12,954	—	12,954
Total non-GAAP net (loss) income adjustments		673	15,033	673	15,033
Non-GAAP net (loss) income		$(1,546)	$1,047	$1,735	$239
____________________________________
Notes:

(1)	As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(2)
Adjusted operating margins for the three months ended December 31, 2016, and 2015, were 0.0% and (0.2%), respectively, and were 0.9% and 0.4% for the six months ended December 31, 2016 and 2015, respectively, and are calculated as non-GAAP operating (loss) income divided by U.S. GAAP revenue for each respective period.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of U.S. GAAP net (loss) income per diluted share to non-GAAP net (loss) income per diluted share
	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
U.S. GAAP net (loss) income per diluted share (1)	$(0.048)	$(0.291)	$0.023	$(0.293)
Professional fees	0.015	0.002	0.014	0.002
Legal fees	—	0.024	—	0.023
Note modification fees	—	0.016	—	0.016
EEG impairment	—	0.266	—	0.255
Impact of change in weighted average shares	—	0.004	—	0.002
Non-GAAP net (loss) income per diluted share (2)	$(0.033)	$0.022	$0.037	$0.005

U.S. GAAP Weighted average shares - basic	46,327	48,050	46,277	50,422
U.S. GAAP Weighted average shares - diluted	46,327	48,050	46,751	50,422
Non-GAAP Weighted average shares - diluted (3)	46,327	48,643	46,751	50,827
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Notes:

(1)
For the three months ended December 31, 2016, the $0.7 million income tax expense includes $1.3 million of non-cash tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. For the six months ended December 31, 2016, the $3.5 million income tax expense includes $3.3 million of non-cash tax benefits on certain indefinite-lived assets. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted and will cause our effective tax rate to fluctuate from quarter to quarter. For the three months ended December 31, 2016, the Company evaluated GAAP diluted EPS with and without the presence of the valuation allowance and calculated an impact of $0.02. Diluted EPS, as adjusted, without the presence of the valuation allowance, was $(0.02) and $(0.05) for the three months ended December 31, 2016 and 2015, respectively, representing an improvement of $0.03 per diluted share. As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(2)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

(3)
Non-GAAP net (loss) income per share reflects the weighted average shares associated with non-GAAP net (loss) income, which may include the dilutive effect of common stock and convertible share equivalents.

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net (loss) income to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net (loss) income for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines EBITDA, as adjusted, as EBITDA excluding equity in loss of affiliated companies, and identified items impacting comparability for each respective period. For the three and six months ended December 31, 2016 and 2015, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items is already included in the U.S. GAAP reported net (loss) income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to EBITDA, as adjusted. The impact of the impairment on the Company's investment in EEG is already included by excluding the impact of the Company’s equity in loss of affiliated companies, net of taxes, as reported.

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Consolidated reported net (loss) income, as reported (U.S. GAAP)	$(2,219)	$(13,986)	$1,062	$(14,794)
Interest expense, as reported	2,178	2,382	4,370	4,736
Income taxes, as reported	719	(4,207)	3,459	(1,391)
Depreciation and amortization, as reported	16,025	17,030	31,975	34,885
EBITDA (as defined above)	$16,703	$1,219	$40,866	$23,436

Equity in loss of affiliated companies, net of income taxes, as reported	—	13,925	—	14,783
Professional fees	673	120	673	120
Legal fees	—	1,163	—	1,163
Note modification fees	—	796	—	796
Adjusted EBITDA, non-GAAP financial measure	$17,376	$17,223	$41,539	$40,298

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenue decline, as reported (U.S. GAAP)	(5.9)%	(1.2)%	(5.1)%	(2.2)%
Effect of new stores and conversions	(0.4)	(0.6)	(0.4)	(0.6)
Effect of closed salons	2.6	2.7	2.7	2.8
Foreign currency	1.0	1.5	0.9	1.6
Other	(0.9)	(0.2)	(0.4)	(0.2)
Same-store sales, non-GAAP	(3.6)%	2.2%	(2.3)%	1.4%

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